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                                                                      Exhibit 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 2-82662, 2-85336, 2-94926, 33-12280, 33-16088, 33-28764, 33,45474, 33-63289,
33-64039, 33-70960, 333-14529, 333-03139, 333-26149, 333-44495, 333-53175 and
333-40242 each on Form S-8 and Registration Statement Nos. 33-62715, 333-05971, 333-20209, 333-44493, 333-59005, 333-43166, and 333-94971 each on Form S-3 of our report dated November 1, 2000 (May 21, 2001 as to Note 16) (which report expresses an unqualified opinion and includes and explanatory paragraph relating to the restatement of the fiscal 2000 consolidated financial statements as described in Note 16), appearing in this Annual Report on Form 10-K/A of Robotic Vision Systems, Inc. for the fiscal year ended September 30, 2000.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 21, 2001